Exhibit 10.56

Claus Egstrand

24-February-2014

Re: Letter of Intent

Dear Claus,

I am very pleased to offer you the position as Senior Vice President and General Manager, International at Hologic (the "Company") reporting to me, Steve MacMillan, President and CEO for Hologic. Your first day with Hologic will be Monday, April 14, 2014. We look forward to you joining our team.

Details of your offer as follows:

Remuneration
Your basic annual salary will be £270,000, less appropriate deductions for income tax and national insurance contributions.

You will be entitled to participate in the Company's discretionary STIP scheme subject to its rules from time to time in force. At target, the annual STIP scheme will equal an amount of 75% of your annual basic salary. For FY2014, you will be eligible to participate in the program on a prorated basis based on your start date with Hologic. Any entitlement to STIP which the Company decides you may have is not a contractual entitlement, but is given at the absolute discretion of the Company.

Car Allowance
The Company shall provide you with a monthly car allowance of £850 per month.

Equity
As of the Effective Date, the Executive shall receive a grant under the Company’s 2008 Amended and Restated Equity Incentive Plan (as it may be amended from time to time, the “Equity Plan”), you will be offered a new hire grant with an approximate value of $450,000 (based on closing price of the Company’s common stock on the Effective Date of hire), which (i) thirty-three and one-third percent (33.3%) of the value shall consist of restricted stock units, subject to four (4) year annual vesting, (ii) thirty-three and one-third percent (33.3%) of the value shall consist of performance stock units, subject to achievement of three (3) year cliff vesting at pre-determined ROIC targets (0-200%); and (iii) thirty-three and one-third percent (33.3%) of the value shall be an option to purchase the Company’s common stock, subject to 5 year annual vesting. Additional details outlining the terms and conditions as well as the required online acceptance of your grants will be sent to you shortly.
Benefits
Effective 1-April-2014, you will be eligible for the following benefits:

•	Company paid life insurance: 4 times annual basic salary up to a maximum of £564,000.

•	Income protection- 66.7% of basic salary for long term disability.

•	Pension- up to 6% match of basic salary.

•	Participation in an employee paid, company sponsored group health plan.

Separation and Change in Control
The Company will provide you with fifteen (15) month’s salary protection in the event of an involuntary separation from the Company which is our standard Senior Vice President arrangement. Additional details regarding this protection will be provided to you in a more detailed contract prior to your start with the Company. In addition, you will be provided Change in Control protection which would provide 100% vesting of your equity upon termination in connection to such an event, along with one times salary plus the average of prior three annual short-term incentive bonuses. Further documentation on this protection will also be forthcoming.

Vacation
You shall be entitled to annual vacation of twenty-five (25) working days.

Your contract of employment is terminable by you or the Company on six (6) months' notice.

Official details regarding your employment with the Company would be established via terms set out in a Terms and Conditions of Employment document to be provided to you prior to your start with Hologic. Where there is any dispute between the terms of this letter and the Terms and Conditions of Employment, the provisions of the Terms and Conditions of Employment shall take precedence.

This offer is subject to and conditional upon:

•
You sending a copy of your original passport (inside and outside cover pages) prior to your first day of you commencing work with the Company and then bringing along your original passport for the Company to verify on your commencement date. If you do not hold a UK passport, a passport from a country within the European Economic Area (EEA), or a passport from a non-EEA country which gives you the right to work in the UK, the Company will need to see one or more additional documents. If this applies, you should contact Holly Lynch, Senior Vice President Human Resourcesl to find out which documents you will need to provide.

This offer will be withdrawn with immediate effect if any of the above conditions are not satisfied.

Please return a signed copy of this letter to my attention. This offer is valid until and requires a response no later than 07-March-2014, at which point it will be deemed to be withdrawn.

We hope that this letter shall serve as a basis for further discussions to agree on employment terms with the Company.

All at Hologic look forward to you joining us.

Yours sincerely,

/s/ Steve MacMillan
Steve MacMillan, President and CEO, Hologic

For and on behalf of Hologic

I agree with the Terms and Conditions of my Employment as set out or referred to above.

Signed	/s/ Claus Egstrand	Dated	February 27, 2014
Claus Egstrand

5 March 2014

Dear Claus,

TERMS AND CONDITIONS OF EMPLOYMENT

The following Terms and Conditions of Employment apply to your employment with Hologic ("the Company") as at the date of issue. They are given to you pursuant to s.1 Employment Rights Act 1996.

1.	Date of Commencement

1.1	Your employment with the Company will commence on 14 April 2014, and will continue until terminated in accordance with paragraph 16 below.

1.2	Your period of continuous employment will likewise commence on 14 April 2014. This does not include any period of service with a previous employer.

2.	Duties

2.1
You are employed as a Senior Vice President and General Manager, International, in which capacity you shall devote all your time, attention and skill to your duties of employment. You shall faithfully and diligently perform such duties and exercise such powers consistent with them as may from time to time be assigned to you by the Company.

2.2
You will perform all acts, duties and obligations and comply with such orders as may be designated by the Company and which are reasonably consistent with your job title. The Company may require you to undertake the duties of another position, either in addition to or instead of the above duties, it being understood that you will not be required to perform duties which are not reasonably within your capabilities.

2.3
The Company may require you (as part of your duties of employment) to perform duties or services not only for the Company but also for any Associated Company where such duties or services are of a similar status to or consistent with your position with the Company. The Company may at its sole discretion assign your employment to any Associated Company on the same terms and conditions as set out, or referred to, in this letter.

3.	Hours of Work

3.1
Your basic hours of work are 35 per week. Normal working hours are Monday to Friday 9.00am to 5.00pm including one hour for lunch. However, the Company reserves the right to change your start and finish times and the days upon which you work.

3.2
You may also be required to work additional hours by way of overtime either as and when requested to do so by the Company or when the proper performance of your work so requires. You will not be entitled to be paid extra remuneration for any such additional hours worked in excess of your basic weekly hours. The Company may, in its absolute discretion, give you time off in lieu for overtime worked.

4.	Place of Work

4.1	Your position will be field based. However you may be required to work at and from any premises which the Company currently has or may later acquire within the United Kingdom.

4.2	You may also be required to travel within the UK and abroad for the performance of your duties.

5.	Remuneration, Expenses and Deductions

5.1
Your basic salary is £270,000 per annum (or such higher sum as the Company may subsequently determine and notify to you) payable by credit transfer monthly, less tax and NI contributions. Although the Company will review your basic salary annually, you have no entitlement to a salary increase in any year.

5.2
You will be paid or reimbursed for any reasonable expenses properly incurred by you while performing your duties on behalf of the Company, subject to your producing receipts in respect of such expenses when requested by the Company, and subject to your compliance with the Company's rules and policies relating to expenses.

5.3
The Company shall be entitled at any time during your employment, or in any event on termination, to deduct from your remuneration hereunder any monies due from you to the Company including but not limited to any outstanding loans, advances, training costs, any sums to be deducted under the Company's car policy the cost of repairing any damage or loss to the Company's property caused by you (and of recovering the same), any sums due from you under paragraph 7.2 below and any other monies owed by you to the Company.

5.4
You may also, in the absolute discretion of the Company, be eligible to participate in the Company's discretionary incentive schemes (the "Schemes"), subject to their rules from time to time in force. Details of the Schemes will be supplied to you separately if applicable. You have no contractual entitlement to participate in, or receive any award under, any Scheme; the Company retains absolute discretion not to make an award and as to the size of any awards made. Awards are subject to a number of factors including employee performance and Company performance. The Company reserves the right to end or amend any aspect of any or all of the Schemes at any time at its sole discretion without replacement or compensation. For the avoidance of doubt all awards are subject to you not serving notice on or before the date the award would have been made. Receipt of an award in one year is not an indication of what you may receive in any other year, nor a guarantee that you will receive any award in the future.

6.	Motor Car

6.1
You will be required to use a motor car for the purposes of your employment. The Company’s car policy from time to time in force (a copy of which is supplied) forms part of your contract of employment. Under the current policy you are currently eligible to an “employee car allowance” of £850.00 per month less appropriate deductions for income tax and National Insurance contributions. The car policy may be amended from time to time at the sole discretion of the Company.

6.2
You warrant that you hold a valid driving licence to drive motor cars in the UK and agree that if you cease to hold a driving licence the Company may end your employment immediately without notice or payment in lieu of notice.

6.3
ou warrant that you are responsible for insuring the motor car for business use and that you will provide the Company with a copy of the insurance certification annually to confirm this cover and agree that if you cease to hold such cover the Company may end your employment immediately without notice or payment in lieu of notice.

6.4	You shall immediately inform the Company:-

6.4.1 if you are prosecuted or are to be prosecuted for any road traffic offence: or
6.4.2 if your driving licence is endorsed: or
6.4.3 if you are disqualified from holding a driving licence: or
6.4.4 if your driving licence is suspended due to medical reasons.

7.	Holidays

7.1
In addition to the Public holidays normally applicable in England, you are also entitled to 25 working days’ paid holiday in each complete calendar year. The Company's holiday year is from 1 January to 31 December.

7.2
On the commencement and termination of your employment, you will be treated as having accrued holiday on a pro rata basis of 2 days’ holiday for each complete month of service in that holiday year calculated by reference to your first or last date at work (as appropriate). If, on the termination of your employment, you have exceeded your accrued holiday entitlement, this excess will be deducted from any sums due to you. If you have holiday entitlement still owing the Company may, at its sole discretion, require you to take all or part of your outstanding holiday during your notice period or to pay you a sum in lieu of accrued holiday. A day’s holiday pay for the purposes of this paragraph 7.2 is 1/30th of your net monthly salary.

7.3
You must obtain the prior approval of your line manager before booking holiday dates. Not more than two weeks may be taken at any one time, save at the Company's discretion. The Company may, in its absolute discretion, reject any holiday request where it unreasonable conflicts with the needs and requirements on the business, for example, quarter end, month end etc.

7.4
Holiday entitlement must be taken by the end of that holiday year. Holiday not taken in that holiday year will be forfeited and will not be carried over unless the prior approval in conjunction with your line manager and the HR department is obtained. In any event, no more than 5 days’ holiday may be carried over to the following holiday year.

8.	Sickness

8.1
If you are absent from work due to sickness or other medical incapacity, the Company will continue to pay your normal salary (" Company sick pay") for the periods set out below, subject to your compliance with any Company policy and rules on sickness absence in place from time to time. Your entitlement to Company sick pay increases with length of service and is subject to paragraphs 8.3 to 8.7 below. Company sick pay entitlement in any period of 12 months is as follows:

Length of Service	Company Sick Pay Entitlement (working days)
Under 6 months	5 days
Less than 1 year	10 days
More than 1 but less than 5 years	20 days
5 years and above	30 days

Company sick pay is inclusive of any Statutory Sick Pay ("SSP") to which you may be entitled, and will be based on your basic salary less any State benefits claimable by you on account of your sickness or injury, less normal deductions for tax and NI contributions etc. . For these purposes your length of continuous service will be determined as at the first day of the relevant period of absence.

8.2
After your Company sick pay is exhausted, you will continue to receive SSP when you qualify for it under the prevailing legislation. Where Company sick pay and SSP are payable for the same day of sickness, you will receive the higher of the two sums. Further details of the SSP Scheme are available from the HR Department.

8.3
In all cases of absence you must notify the Company (line manager and HR Department) as soon as possible on the first morning of your absence, giving the reason for the absence and its anticipated duration. If you are sick or otherwise medically incapacitated for more than seven consecutive days, then a medical certificate (signed by a doctor) must be produced to the Company. Thereafter medical certificates should be submitted regularly to cover the full period of absence. On each occasion a medical certificate expires and you do not anticipate you will be returning to work, you must notify the Company on the first morning following the expiry of the medical certificate.

8.4	You are also required to complete the Company's Absence Notification Form for all absences (regardless of duration) and submit it to the HR department.

8.5
The Company reserves the right to require you to undergo a medical examination by a doctor or consultant nominated by it, in which event the Company will bear the cost thereof. You agree that an examination report may be provided to the Company.

8.6
The Company reserves the right to withdraw benefit entitlements (Clauses 9.1 - 9.2) on or after the expiry of the relevant period of Company sick pay entitlement referred to in paragraph 8.1 above (or withdrawal of Company sick pay, if, in its absolute discretion, the Company chooses to continue Company sick pay beyond the periods set out in paragraph 8.1 above).

8.7
Your entitlement to Company sick pay and SSP are subject to the Company’s right to terminate your employment in accordance with paragraph 16 below and the Company shall not be liable to provide, or compensate for the loss of any benefit(s).

9.	Pension and other benefits

9.1
Subject always to the rules of the scheme from time to time in force and from HMRC limits from time to time in force, the Company will make a contribution of an amount equal to your yearly personal pension contributions (to a maximum total contribution by the Company of 6% of your gross annual salary) to the company’s Group Stakeholder Plan. (“Plan”). The Company reserves the right to change the provider of the Plan.

9.2
The Company will provide you with individual private medical insurance coverage as part of a company-sponsored group health plan. Spouse and/or Family coverage can be arranged at your expense. Such insurance programmes are subject to taxes in line with HMRC guidelines.

9.3
Any actual or prospective loss of entitlement to pension contributions and private medical insurance benefits shall not limit or prevent the Company from exercising its right to terminate your employment in accordance with paragraph 16 below, or otherwise, and the Company shall not be liable to provide, or compensate for the loss of, such benefit(s). The Company shall not be liable to provide, or compensate you for the failure of any benefit provider pursuant to paragraphs 9.1 - 9.2 above to provide you with any benefit of to take steps (other than an initial application to the benefit provider) to procure such benefits.

9.4
The Company may from time to time and without compensation amend, replace or withdraw any benefit scheme, or your right to participate in any benefit scheme, in which you participate, including but not limited to the schemes set out in paragraphs 9.1 and 9.2 above and notwithstanding any adverse impact that such amendment, replacement or withdrawal may have on any current or prospective benefits claimed or received by you under such schemes.

9.5
If any third party benefit provider refuses for any reason to provide benefits to or in respect of you under any benefit scheme the Company will not be liable to provide such benefits or compensate you for the loss of such benefits. The Company will not be under any duty to take steps to challenge any such refusal by a scheme provider.

10.	Confidential Information

10.1	You shall neither during your employment (except in the proper performance of your duties) nor at any time (without limit) after its termination directly or indirectly

(a) use for your own purposes or those of any other person, company, business entity or other organisation whatsoever; or

(b) disclose to any person, company, business entity or other organisation whatsoever;

any trade secrets or confidential information relating or belonging to the Company or any of its Associated Companies including but not limited to any such information relating to customers, customer lists or requirements, price lists or pricing structures, marketing and sales information, business plans or dealings, employees or officers, financial information and plans, designs, formulae, product lines, prototypes, services, research activities, source codes and computer systems, software any document marked "Confidential" (or with a similar expression), or any information which you have been told is confidential or which you might reasonably expect the Company would regard as confidential, or any information which has been given to the Company or any Associated Company in confidence by customers, suppliers and other persons.

10.2
You shall not at any time during the continuance of your employment with the Company make any notes or memoranda relating to any matter within the scope of the Company's or any Associated Company's business, dealings or affairs otherwise than for the benefit of the Company or any Associated Company.

10.3
The obligations contained in paragraph 10.1 shall not apply to any disclosures required by law, and shall cease to apply to any information or knowledge which may subsequently come into the public domain after the termination of your employment, other than by way of unauthorised disclosure.

11.	Exclusivity of Service

11.1	You are required to devote your full time, attention and abilities to your job duties during working hours, and to act in the best interests of the Company and its Associated Companies at all times.

11.2
ou must not, without the written consent of the Company, in any way directly or indirectly (i) be engaged or employed in, or (ii) concerned with (in any capacity whatsoever) or (iii) provide services to, any other business or organisation where this is, or is likely to be, in conflict with the interests of the Company or its Associated Companies or where this may adversely affect the efficient discharge of your duties. However this does not preclude your holding up to 3% of any class of securities in any company which is quoted on a recognised Stock Exchange.

12.	Receipt of Payments and Benefits from Third Parties

Subject to any written regulations issued by the Company which may be applicable, neither you nor your Immediate Relatives, nor any company or business entity in which you or they have an interest, are entitled to receive or obtain directly or indirectly any payment, discount, rebate, commission or other benefit from third parties in respect of any business transacted (whether or not by you) by or on behalf of the Company or any Associated Company and if you, your Immediate Relatives or any company or business entity in which you or they have an interest, directly or indirectly obtain any such payment, discount, rebate, commission or other benefit you will forthwith account to the Company or the relevant Associated Company for the amount received or the value of the benefit so obtained.

13.	Copyright, Inventions and Patents

13.1	You shall provide the Company with full written details of all:

(a) inventions, ideas and improvements, whether or not patentable, and whether or not recorded in any medium ("Inventions"); and
(b) patents, rights to Inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, rights in designs, rights in computer software, database rights, rights in confidential information (including know how and trade secrets) and any other intellectual property rights, in each case where registered or unregistered and including all application (or rights to apply) for, and renewals or extension of rights and all similar or equivalent rights or forms of protection which may now or in the future subsist anywhere in the world, created or acquired by you, wholly or partially, in the course of your employment (whether or not during working hours or using Company premises or resources and whether or not recorded in any medium) ("Employment IPRs"), promptly upon creation.

13.2	To the fullest extent permitted by law:

(a) all Employment IPRs shall automatically belong to the Company; and
(b) to the extent that the Employment IPRs do not vest in the Company automatically, you shall assign such Employment IPRs on request of the Company; and
(c) to the extent that the Employment IPRs do not vest in the Company automatically and/or pending any assignment of such Employment IPRs under paragraph (b) above, you shall hold them on trust for the Company, and you agree to execute promptly all documents and do all acts, in the opinion of the Company, that may be necessary to give effect to this paragraph 13.2.

13.3
You hereby irrevocably and unconditionally waive all rights that arise under Chapter IV of Part I of the Copyright, Designs and Patents Act 1988 (whether before, on or after the date hereof) in connection with your authorship of any works mentioned in paragraph 13.1, and to any similar rights wherever in the world enforceable, including without limitation the right to be identified as the author of any such works and the right not to have any such works subjected to derogatory treatment.

13.4
Both you and the Company acknowledge the provisions of Sections 39 to 43 of the Patents Act 1977 ("the Act") relating to the ownership of employees' inventions and the compensation of employees for certain inventions respectively.

13.5
At the request and cost of the Company (whether during your employment or after its termination) you agree to execute and do all such deeds, documents, acts and things as the Company may from time to time reasonably require in order to vest any of the Employment IPRs in the Company or to record such assignments with any local registry or other authority.

13.6
The Company will decide, in its sole discretion, when and whether to apply for patent, registered design or other protection in respect of the Employment IPRs and reserves the right to work any of the Employment IPRs as a secret process in which event you agrees to observe the obligations relating to confidential information which are contained in paragraph 10 of this Agreement.

14.	Disciplinary and Grievance Procedures

14.1	The Company's disciplinary procedure may be obtained from the HR department. These procedures are non-contractual and do not form part of your terms and conditions of employment.

14.2
If you are unhappy about any aspect of your employment with the Company you should raise the matter at first instance with your line manager, unless the issue concerns your Manager, in which case you should raise it with another Manager. If you are still unhappy you should take up the grievance with his/her manager whose decision shall be final within the Company.

15.	Collective Agreements

There are no collective agreements applicable to your employment.

16.	Termination of Employment

16.1
The first 6 months of your employment will be on a probationary basis. This period is known as the "Probationary Period". During the Probationary Period your employment will be terminable by yourself or the Company on two weeks' written notice, subject to paragraphs 16.3 below.

16.2	Subject to paragraphs 16.3 below, after completion of your Probationary Period, your contract of employment is terminable by you or the Company on 6 months’ notice, subject to paragraphs 16.3 below.

16.3
The Company reserves the right to terminate your contract without notice, or pay in lieu of notice, if it has reasonable grounds to believe you are guilty of gross misconduct, gross negligence or in material breach of one of the terms of your employment. Examples of gross misconduct can be obtained from the HR Department.

16.4
You agree that the Company may at its absolute discretion make a payment or payments (which may, at the Company's absolute discretion, be paid in instalments) representing salary in lieu of any notice of termination of employment which you are or the Company is required to give, subject to any reduction under paragraph 16.5 below. For the avoidance of doubt, such payment or payments shall be less deductions for tax and NI contributions and shall not include the value of any benefits, bonus/incentive, commission, or holiday entitlement which would have accrued to you had you been employed until the expiry of your notice entitlement under paragraphs 16.1 or 16.2 above. Further, you shall have no entitlement to such payment, or payments unless and until the Company notifies you in writing of its decision to make such payment(s) to you.

16.5
Where the Company decides to exercise its power under paragraph 16.4 to make any such payment(s) to you, then you undertake to take all reasonable and necessary steps to find alternative employment to commence within a period equivalent to the notice period (or where notice has been served, the un-expired period of notice) referred to in paragraph 16.2 commencing on the Termination Date. The Company may, in its absolute discretion, reduce the amount or amounts of any such payment(s) by such an amount as it shall determine to reflect your actual mitigation, or prospective, or potential to mitigate. For the avoidance of doubt, such reduction may result in the cessation of instalment payments, or you being entitled to no payment.

16.6
The Company reserves the right to require you not to attend at work and/or not to undertake all or any of your duties of employment during all or any part of any period of notice (whether given by you or the Company), provided always that the Company shall continue to pay your salary and contractual benefits whilst you remain employed by the Company.

16.7
On termination of your employment, you must immediately return to the Company in accordance with its instructions all equipment, correspondence, records, specifications, software, disks, models, notes, reports and other documents and any copies thereof and any other property belonging to the Company or its Associated Companies (including but not limited to the Company car, keys, credit cards, equipment and passes) which are in your possession or under your control. You must, if so required by the Company, confirm in writing that you have complied with your obligations under this paragraph 16.7.

The Company shall have the right to suspend you on full pay and benefits pending any investigation into potential dishonesty, gross misconduct or other circumstances which (if proved) would entitle the Company to dismiss you summarily.

17.	Restrictions on Termination of Employment

17.1
You hereby agree that you shall not (without the prior consent in writing of the Company) for the Relevant Period immediately following the Termination Date within the UK and whether on your own behalf or in conjunction with or on behalf of any other person, firm, company or other organisation, (and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever), in competition with the Company directly or indirectly (a) be employed or engaged in, or (b) perform services in respect of, or (c) be otherwise concerned with:-

17.1.1
the research into, development, manufacture, supply or marketing of any product which is of the same or similar type to any product researched, or developed, or manufactured, or supplied, or marketed by the Company during the 12 months immediately preceding the Termination Date;

17.1.2
the development or provision of any services (including but not limited to technical and product support, or consultancy or customer services) which are of the same or similar type to any services provided by the Company during the 12 months preceding the Termination Date.

PROVIDED ALWAYS that the provisions of this paragraph 17.1 shall apply only in respect of products or services with which you were either personally concerned or for which you were responsible whilst employed by the Company during the 12 months immediately preceding the Termination Date.

17.2
You hereby agree that you will not for the Relevant Period immediately following the Termination Date, whether on your own behalf or in conjunction with or on behalf of any other person, company, business entity or other organisation, (and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever), directly or indirectly (a) solicit, or (b) assist in soliciting, or (c) accept, or (d) facilitate the acceptance of, or (e) deal with, in competition with the Company the custom or business of any Customer or Prospective Customer :-

17.2.1	with whom you have had personal contact or dealings on behalf of the Company during the 12 months immediately preceding the Termination Date;

17.2.2	for whom you were, in a client management capacity on behalf of the Company, directly responsible during the 12 months immediately preceding the Termination Date.

17.3
You hereby agree that you will not for the Relevant Period immediately following the Termination Date, whether on your own behalf or in conjunction with or on behalf of any other person, company, business entity or other organisation whatsoever, directly or indirectly :-

17.3.1	(a) induce, or (b) solicit, or (c) entice or (d) procure, any person who is a Company Employee to leave the Company's employment; or

17.3.2	be personally involved to a material extent in (a) accepting into employment or (b) otherwise engaging or using the services of any person who is a Company Employee.

17.4
You hereby agree that you will not, whether on your own behalf or in conjunction with or on behalf of any other person, company, business entity or other organisation (and whether as an employee, director, agent, principal, consultant or in any other capacity whatsoever), directly or indirectly, (i) for the Relevant Period, and (ii) in relation to any contract or arrangement which the Company has with any Supplier for the exclusive supply of goods and services to the Company and/or to any Associated Company, for the duration of such contract or arrangement:

17.4.1	interfere with the supply of goods or services to the Company from any Supplier;

17.4.2	induce any Supplier of goods or services to the Company to cease or decline to supply such goods or services in the future.

17.5
Paragraphs 17.1 to 17.4 above and 17.7 below will also apply as though references to each Associated Company were substituted for references to the Company. These paragraphs will, with respect to each Associated Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of the Company or any other Associated Company. The provisions of this paragraph 17 shall only apply in respect of those Associated Companies (i) with whom you have given your services, or (ii) for whom you have been responsible, or (iii) with whom you have otherwise been concerned, in the 12 months immediately preceding the Termination Date.

17.6
In relation to each Associated Company referred to in paragraph 17.5 above, the Company contracts as trustee and agent for the benefit of each such Associated Company. You agree that, if required to do so by the Company, you will enter into covenants in the same terms as those set out in paragraphs 17.1 to 17.4 and 17.7 hereof directly with all or any of such Associated Companies, mutatis mutandis. If you fail within 7 days of receiving such a request from the Company, to sign the necessary documents to give effect to the foregoing, the Company shall be entitled, and is hereby irrevocably and unconditionally authorised by you, to execute all such documents as are required to give effect to the foregoing, on your behalf.

17.7	The following words and expressions referred to above shall have the meanings set out below:

"Company Employee" means any person who was employed by (i) the Company or (ii) any Associated Company, for at least 3 months prior to and on the Termination Date and

(a) with whom you have had material contact or dealings in performing your duties of employment; and

(b) who had material contact with customers or suppliers of the Company in performing his or her duties of employment with the Company or any Associated Company (as applicable); or
(c) who was a member of the management team of the Company or any Associated Company as applicable.

"Customer" shall mean any person, firm, company or other organisation whatsoever to whom the Company has supplied goods or services.

"Prospective Customer" shall mean any person, firm, company or other organisation whatsoever to whom the Company has had any negotiations or material discussions regarding the possible supply of goods or services by the Company.

"Relevant Period" shall mean 6 months.

"Supplier" means any person, company, business entity or other organisation whatsoever who (i) has supplied to goods or services to the Company during any part of the 12 months immediately preceding the Termination Date; or (ii) has agreed prior to the Termination Date to supply goods or services to the Company to commence at any time in the 12 months following the Termination Date; or (iii) as at the Termination Date, supplies goods or services to the Company under an exclusive contract or arrangement between that Supplier and the Company.

"Termination Date" means the date when your employment terminates.

18.	Right of Search

The Company reserves the right to ask to search you, your vehicle and belongings, while at work and when arriving at or leaving the Company’s or customers’ and suppliers’ premises.

19.	Warranty and Undertaking

19.1
You represent and warrant that you are not subject to any agreement, arrangement, contract, understanding, Court Order or otherwise, which in any way directly or indirectly restricts or prohibits you from fully performing the duties of your employment, or any of them, in accordance with the terms and conditions of this letter.

19.2
You agree that in the event of receiving from any person, company, business entity or other organisation an offer of employment either during the continuance of the terms and conditions of this letter or during the continuance in force of any of the restrictions set out in paragraph 17 above, you will forthwith provide to such person, company, business entity or other organisation a full and accurate copy of this letter.

20.	Definitions

In this Agreement, the following expressions shall have the meaning given to them in this paragraph 20:

20.1	"Associated Company" means any firm, company, corporation or other organisation:-

20.1.1 which is directly or indirectly controlled by the Company; or

20.1.2 which directly or indirectly controls the Company; or

20.1.3 which is directly or indirectly controlled by a third party who also directly or indirectly controls the Company; or

20.1.4 of which the Company or any other Associated Company owns or has a beneficial interest in 20% or more of the issued share capital or 20% or more of its capital assets; or

20.1.5 which is the successor in title or assign of the firms, companies, corporations or other organisations referred to above.

20.2	"Company" shall include the successors in title and assigns of the Company.

20.3	"Control" shall have the meaning set out in S.416 Taxes Act 1988 (as amended).

20.4	"Immediate Relatives" shall include husband, wife, common law spouse, children, brothers, sisters, cousins, aunts, uncles, parents, grandparents, and the aforesaid relatives by marriage.

21.	Miscellaneous

21.1
This letter cancels and is in substitution for all previous letters of engagement, agreements and arrangements whether oral or in writing relating to the subject matter hereof between the Company and yourself, all of which shall be deemed to have been terminated by mutual consent. This letter made between you and the Company constitutes the entire agreement between you and the Company of the terms upon which you are employed.

21.2
The various provisions and sub-provisions of this letter are severable and if any provision or sub-provision or identifiable part thereof is held to be invalid or unenforceable by any court of competent jurisdiction then such invalidity or unenforceability will not affect the validity or enforceability of the remaining provisions or sub-provisions or identifiable parts thereof in this letter.

21.3	This letter is governed by and construed in accordance with the laws of England, and you and the Company submit to the exclusive jurisdiction of the English courts.

21.4	Paragraph headings are inserted for convenience only and will not affect the construction of this letter.

Please will you sign both copies of this letter and return the top copy to me.

Yours sincerely,

/s/ Carmel O'Kane
Carmel O'Kane
European HR Director
For and on behalf of HOLOGIC

I agree with the Terms and Conditions of my Employment as set out or referred to above.

Signed	/s/ Claus Egstrand	Dated	March 10, 2014
Claus Egstrand